EXHIBIT 99.1

PRESS RELEASE

For further information contact: FOR IMMEDIATE RELEASE
Joseph M. Murphy
President and Chief Executive Officer
(207) 288-3314

Bar Harbor Bankshares Selected Again for Performance Award

BAR HARBOR, Maine (September 11, 2009) - Bar Harbor Bankshares (NYSE Amex: BHB), the parent company of Bar Harbor Bank & Trust, announced today that Sandler O'Neill & Partners, L.P., a prominent national research and financial advisory firm, has selected BHB for inclusion in its Sandler O'Neill Sm-All Stars--Class of 2009, which includes only 30 financial institutions nationally. The objective of the Sm-All Stars is to identify the top performing small-cap banks and thrifts in the nation.

The Sandler O'Neill report states in part that: "All 509 publicly traded banks and thrifts with a market cap of less than $2 billion were included in our evaluation to identify the small-cap depository institutions that stand out from the pack...Our analysis focuses on growth, profitability, credit quality, and capital strength."

In acknowledging BHB's selection, President & CEO Joseph M. Murphy commented "The selection process reviewed our financial performance for the twelve-month period ending June 30, 2009 and compared it to the other banks under consideration using such criteria as: loan, deposit and earnings per share growth, return on average equity and several asset quality measures. In addition, banks under consideration must qualify as "well capitalized". We are delighted to have performed well according to this comparative evaluation for the second consecutive year.

We are especially honored to have qualified for this recognition during historically difficult times for the banking industry. We believe it is an objective validation of our efforts to pay close attention to the fundamentals of community banking while delivering outstanding service to our customers and strong value to our shareholders."

About Bar Harbor Bankshares

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with twelve branch office locations serving downeast and midcoast Maine. Bar Harbor Bankshares is a member of the Russell 2000 and Russell 3000 indices.